Exhibit 11.1

Alfa Laval AB

Code Of Ethics – for the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer

1.                                      Purpose

The purpose of this Code of Ethics is to deter wrongdoing and to promote standards of good corporate practices. This Code of Ethics complements the Business Principles of Alfa Laval, Alfa Laval’s Rules for Prevention of Misuse of Insider Information and other guidelines and policies of Alfa Laval.

2.                                      Applicability

This Code of Ethics applies to Alfa Laval’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the Chief Accounting Officer (“CAO”).

3.                                      Good corporate practices

3.1                                 Honest and ethical conduct

Alfa Laval’s CEO, CFO and CAO shall act honestly and ethically in all their business activities in their respective roles. They shall, accordingly, also comply with and promote compliance with the highest standards of ethical conduct, including the principles set out in the Business Principles of Alfa Laval.

3.2                                 Avoidance of conflicts of interest

Alfa Laval’s CEO, CFO and CAO shall avoid conflicts of interest between their personal and professional interests and relationships. They must disclose to and for consideration of the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such conflict. The determination of whether a conflict of interest exists or not, shall be made by the General Counsel. For the avoidance of doubt, Alfa Laval’s CEO, CFO and CAO shall also comply with the provisions on avoidance of conflicts interest included in various Alfa Laval guidelines and policies (e.g. Alfa Laval’s Rules for Prevention of Misuse of Insider Information).

3.3                                 Fair and timely disclosure

Alfa Laval’s CEO, CFO and CAO shall take all measures generally required from a prudent principal executive or financial officer, including measures in accordance with the Disclosure Controls and Procedures of the Alfa Laval Group, and to promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to financial and regulatory authorities or stock exchanges by Alfa Laval.

3.4                                 Compliance with laws and regulations

Alfa Laval’s CEO, CFO and CAO shall comply in all their business activities in their respective roles with all applicable governmental laws, rules and regulations of Sweden and other applicable jurisdictions, as well as the rules of stock exchanges on which the Alfa Laval shares are listed.

4.                                      Accountability

4.1                                 Reporting of illegal or unethical behaviour

Alfa Laval regards adherence to this Code of Ethics as well as accountability for such adherence as important. The General Counsel may, upon request, advise Alfa Laval’s CEO, CFO and CAO whether a particular situation or behaviour is in compliance with this Code of Ethics or not, and give a clearance for a compliant situation or behaviour.

Any suspected failures to adhere to, and suspected violations of this Code of Ethics by Alfa Laval’s CEO, CFO or CAO shall be reported to the General Counsel. If the report is not obviously and evidently without any merit, the General Counsel shall prepare the matter for consideration and decisions by the Board of Directors of Alfa Laval AB (the “Board”).

4.2                                 Violations

The Board shall consider and determine possible consequences for violations of this Code of Ethics. The consequences may vary from a written reprimand to a suspension from duties and/or a notice of termination of employment or service contract or other measures the Board deems appropriate, depending on the circumstances of the case.

4.3                                 Recording

The General Counsel shall keep records of all clearances given by the General Counsel, as well as of all reported and suspected failures to adhere to, and suspected violations of, this Code of Ethics, and all decisions taken by the Board in respect of such matters evaluated under this Code of Ethics.

5.                                      Waivers

Any waiver of this Code of Ethics may be made only by the Board and must be disclosed as set forth below.

6.                                      Disclosure

A copy of this Code of Ethics is filed as an exhibit to Alfa Laval’s Annual Report on Form 20-F filed with the Securities and Exchange Commission in the United States. Amendments to, and waivers of this Code of Ethics will be disclosed in a similar way.

7.                                      Approval and amendments

This Code of Ethics is approved, and may be amended, by the Board.

This Code of Ethics has been approved by the Board on February 13, 2004.

/s/ Anders Narvinger
Anders Narvinger
Chairman